Exhibit 99.1

CONTACTS:	Investors	Media
	Robin Washington	Amy Flood
	(650) 522-5688	(650) 522-5643

Susan Hubbard
(650) 522-5715

For Immediate Release

GILEAD SCIENCES ANNOUNCES THIRD QUARTER 2011 FINANCIAL RESULTS

- Product Sales of $2.07 Billion, Up 11 Percent over Third Quarter 2010 -

- Non-GAAP EPS of $1.02, Up 14 Percent over Third Quarter 2010 -

- Completed May 2010 $5 Billion Share Repurchase Program -

Foster City, CA, October 27, 2011 – Gilead Sciences, Inc. (Nasdaq: GILD) announced today its results of operations for the quarter ended September 30, 2011. Total revenues for the third quarter of 2011 were $2.12 billion, up 9 percent compared to total revenues of $1.94 billion for the third quarter of 2010. Net income for the third quarter of 2011 was $741.1 million, or $0.95 per diluted share, compared to net income for the third quarter of 2010 of $704.9 million, or $0.83 per diluted share. Non-GAAP net income for the third quarter of 2011, which excludes after-tax acquisition-related, restructuring and stock-based compensation expenses, was $795.2 million, or $1.02 per diluted share, compared to non-GAAP net income for the third quarter of 2010 of $759.7 million, or $0.90 per diluted share.

Product Sales

Product sales increased 11 percent to $2.07 billion for the third quarter of 2011, compared to $1.87 billion in the third quarter of 2010. This increase in sales was driven primarily by Gilead’s antiviral franchise, due to strong growth in sales of Atripla® (efavirenz 600 mg/emtricitabine 200 mg/tenofovir disoproxil fumarate 300 mg) and Truvada® (emtricitabine 200 mg/tenofovir disoproxil fumarate 300 mg).

Antiviral Franchise

Antiviral product sales increased 9 percent to $1.79 billion in the third quarter of 2011, up from $1.65 billion for the same quarter of 2010.

•	Atripla

Sales of Atripla for the treatment of HIV infection increased 7 percent to $794.7 million for the third quarter of 2011, up from $742.7 million in the third quarter of 2010, driven primarily by sales volume growth in Europe and the United States.

•	Truvada

Sales of Truvada for the treatment of HIV infection increased 11 percent to $744.7 million for the third quarter of 2011, up from $668.7 million in the third quarter of 2010, driven primarily by sales volume growth in Europe and the United States.

•	Viread

Sales of Viread® (tenofovir disoproxil fumarate) for the treatment of HIV infection and chronic hepatitis B increased 5 percent to $192.9 million for the third quarter of 2011, up from $184.3 million in the third quarter of 2010. Sales increases in Europe and the United States were partially offset by lower sales in Latin America.

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Gilead Sciences, Inc. 333 Lakeside Drive Foster City, CA 94404 USA phone 650 574 3000 facsimile 650 578 9264	www.gilead.com

October 27, 2011	Page 2

•	Complera

Sales of our newest product, Complera® (emtricitabine 200 mg/rilpilvirine 25 mg/tenofovir disoproxil fumarate 300 mg) for the treatment of HIV infection, were $19.0 million for the third quarter of 2011. On August 10, 2011, the U.S. Food and Drug Administration (FDA) approved Complera, a new once-daily, complete single-tablet HIV treatment regimen for treatment-naïve adults.

Letairis

Sales of Letairis® (ambrisentan) for the treatment of pulmonary arterial hypertension increased 31 percent to $79.0 million for the third quarter of 2011, up from $60.4 million for the third quarter of 2010, driven primarily by sales volume growth.

Ranexa

Sales of Ranexa® (ranolazine) for the treatment of chronic angina increased 36 percent to $82.0 million for the third quarter of 2011, up from $60.3 million for the third quarter of 2010, driven primarily by sales volume growth.

Other Products

Sales of other products were $153.6 million for the third quarter of 2011 compared to $149.1 million for the third quarter of 2010 and included AmBisome® (amphotericin B) liposome for injection for the treatment of severe fungal infections, Hepsera® (adefovir dipivoxil) for the treatment of chronic hepatitis B, Emtriva® (emtricitabine) for the treatment of HIV infection and Cayston® (aztreonam for inhalation solution) for the improvement of respiratory symptoms in cystic fibrosis patients with Pseudomonas aeruginosa (P. aeruginosa). Sales of Cayston were $23.6 million for the third quarter of 2011, up from $14.7 million in the same quarter of 2010 driven by sales volume growth in the United States.

Royalty, Contract and Other Revenues

Royalty, contract and other revenues from collaborations were $55.8 million in the third quarter of 2011, down 23 percent from $72.1 million in the third quarter of 2010. This decrease was due to an 89 percent decrease in Tamiflu royalties from F. Hoffmann-La Roche Ltd to $3.7 million in the third quarter of 2011 from $34.5 million in the third quarter of 2010, as pandemic planning initiatives worldwide have declined.

Research and Development

Research and development (R&D) expenses in the third quarter of 2011 were $290.1 million, compared to $230.4 million for the third quarter of 2010. Non-GAAP R&D expenses for the third quarter of 2011, which exclude acquisition-related, restructuring and stock-based compensation expenses, were $269.3 million, compared to $203.2 million for the third quarter of 2010. The increase in non-GAAP R&D expenses was due primarily to increased clinical activities and expenses associated with acquisitions and collaborations.

Selling, General and Administrative

Selling, general and administrative (SG&A) expenses in the third quarter of 2011 were $295.9 million, compared to $250.6 million for the third quarter of 2010. Non-GAAP SG&A expenses for the third quarter of 2011, which exclude acquisition-related, restructuring and stock-based compensation expenses, were $265.1 million, compared to $220.6 million for the third quarter of 2010. The increase in non-GAAP SG&A expenses was driven primarily by the impact of the pharmaceutical excise tax resulting from U.S. healthcare reform, expansion of commercial activities and legal expenses.

Net Foreign Currency Exchange Impact

The net foreign currency exchange impact on third quarter 2011 revenues and pre-tax earnings, which includes revenues and expenses generated from outside the United States, was a favorable $19.9 million and $2.6 million, respectively, compared to the third quarter of 2010.

Cash, Cash Equivalents and Marketable Securities

As of September 30, 2011, Gilead had cash, cash equivalents and marketable securities of $5.48 billion compared to $5.32 billion as of December 31, 2010. Gilead generated $2.66 billion of operating cash flow during the first nine months of 2011 including $897.1 million generated in the third quarter of 2011.

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October 27, 2011	Page 3

Share Repurchase Update

During the quarter, Gilead repurchased and retired a total of $883.6 million or 22.4 million shares of common stock. The company has completed its May 2010 $5.00 billion share repurchase program, which retired a total of 135.5 million common shares at an average price of $36.89 per share, and commenced its January 2011 three-year $5.00 billion share repurchase program. Since January 2010, Gilead repurchased and retired $6.18 billion or 164.2 million common shares or 18 percent of the company’s common stock outstanding at December 31, 2009.

Corporate Highlights

In July, Gilead announced an expansion of its access initiatives for its antiretrovirals in resource-limited countries. The company established new licensing terms with four India-based drug manufacturers – Hetero Drugs Ltd., Matrix Laboratories Ltd., Ranbaxy Laboratories Ltd. and Strides Arcolab Ltd. – for three of its late-stage HIV pipeline products. In addition, Gilead became the first pharmaceutical company to enter a licensing agreement with the Medicines Patent Pool Foundation.

In August, Gilead announced the purchase of a clinical biologics manufacturing facility and certain process development assets located in Oceanside, California from Genentech, a member of the Roche Group. This transaction was completed in September 2011. Initially, Gilead will use the facility for the process development and manufacture of its investigational monoclonal antibody candidates.

Also in August, Gilead announced that it had resolved all outstanding issues raised in a Warning Letter issued by the U.S. FDA in September 2010 related to its San Dimas, California manufacturing facility.

Product and Pipeline Update

Antiviral Franchise

In July, Gilead announced Phase 3 clinical trial results from the pivotal Study 145 showing that its investigational antiretroviral elvitegravir, a novel oral integrase inhibitor being evaluated for the treatment of HIV-1 infection, was non-inferior to the integrase inhibitor raltegravir after 48 weeks of therapy in treatment-experienced patients. The data were presented at the 6th International AIDS Society Conference on HIV Pathogenesis, Treatment and Prevention (IAS 2011) in Rome, Italy.

In August, Gilead announced that the FDA had approved Complera, a complete single-tablet regimen for the treatment of HIV-1 infection in treatment-naïve adults.

Also in August, Gilead announced that a Phase 3 clinical trial (Study 102) of its investigational fixed-dose, single-tablet “Quad” regimen of elvitegravir, cobicistat, emtricitabine and tenofovir disoproxil fumarate, being evaluated for HIV-1 infection in treatment-naïve patients, met its primary objective of non-inferiority at week 48 as compared to Atripla.

In September, Gilead announced that the second pivotal Phase 3 clinical trial (Study 103) of the “Quad” in treatment-naïve HIV-1 infected patients met its primary objective of non-inferiority at week 48 as compared to ritonavir-boosted atazanavir plus Truvada. Upon this announcement, Gilead updated its timelines for filing for U.S. regulatory approval to take place prior to the end of this year.

Also in September, Gilead announced that the Committee for Medicinal Products for Human Use (CHMP), the scientific committee of the European Medicines Agency, had adopted a positive opinion on the company’s Marketing Authorisation Application for the once-daily single-tablet regimen, Eviplera®, launched first as Complera in the United States and is a combination of Gilead’s Truvada and Tibotec Pharmaceuticals’ non-nucleoside reverse transcriptase inhibitor Edurant® (rilpivirine (as hydrochloride)) for the treatment of HIV-1 infection in antiretroviral-naïve adults with a viral load less than or equal to 100,000 HIV-1 RNA copies/mL.

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October 27, 2011	Page 4

Conference Call

At 5:00 p.m. Eastern Time today, Gilead’s management will host a conference call and a simultaneous webcast to discuss results from its third quarter 2011 as well as provide a general business update. To access the webcast live via the internet, please connect to the company’s website at www.gilead.com 15 minutes prior to the conference call to ensure adequate time for any software download that may be needed to hear the webcast. Alternatively, please call 1-866-730-5765 (U.S.) or 1-857-350-1589 (international) and dial the participant passcode 52967950 to access the call.

A replay of the webcast will be archived on the company’s website for one year, and a phone replay will be available approximately two hours following the call through October 30, 2011. To access the phone replay, please call 1-888-286-8010 (U.S.) or 1-617-801-6888 (international) and dial the participant passcode 50031971.

About Gilead

Gilead Sciences is a biopharmaceutical company that discovers, develops and commercializes innovative therapeutics in areas of unmet medical need. Gilead’s mission is to advance the care of patients suffering from life-threatening diseases worldwide. Headquartered in Foster City, California, Gilead has operations in North America, Europe and Asia Pacific.

Non-GAAP Financial Information

Gilead has presented certain financial information in accordance with GAAP and also on a non-GAAP basis for the third quarter of 2011 and 2010. Management believes this non-GAAP information is useful for investors, taken in conjunction with Gilead’s GAAP financial statements, because management uses such information internally for its operating, budgeting and financial planning purposes. Non-GAAP information is not prepared under a comprehensive set of accounting rules and should only be used to supplement an understanding of Gilead’s operating results as reported under U.S. GAAP. A reconciliation between GAAP and non-GAAP financial information is provided in the table on page 7.

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October 27, 2011	Page 5

Forward-looking Statements

Statements included in this press release that are not historical in nature are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Gilead cautions readers that forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially. These risks and uncertainties include: Gilead’s ability to achieve its anticipated full year 2011 financial results, including the possibility that its full year 2011 guidance may be revised at a later date; Gilead’s ability to sustain growth in revenues for its antiviral, cardiovascular and respiratory franchises; unpredictable variability of Tamiflu royalties and the strong relationship between this royalty revenue and global pandemic planning and supply; the availability of funding for state AIDS Drug Assistance Programs (ADAPs) and their ability to purchase at levels to support the number of patients that rely on ADAPs; the levels of inventory held by wholesalers and retailers which may cause fluctuations in Gilead’s earnings; Gilead’s ability to submit New Drug Applications for new product candidates in the timelines currently anticipated, including for elvitegravir and cobicistat; Gilead’s ability to receive regulatory approvals in a timely manner or at all, for new and current products, including the Quad; Gilead’s ability to successfully commercialize its products, including the risk that physicians may not see advantages of Complera over other therapies and may therefore be reluctant to prescribe the product; Gilead’s ability to successfully develop its respiratory, cardiovascular and oncology franchises; safety and efficacy data from clinical studies may not warrant further development of Gilead’s product candidates; initiating and completing clinical trials may take longer or cost more than expected; the potential for additional austerity measures in European countries that may increase the amount of discount required on Gilead’s products; fluctuations in the foreign exchange rate of the U.S. dollar that may cause an unfavorable foreign currency exchange impact on Gilead’s future revenues and pre-tax earnings; Gilead’s ability to complete the $5.00 billion share repurchase program due to changes in its stock price, corporate or other market conditions; and other risks identified from time to time in Gilead’s reports filed with the U.S. Securities and Exchange Commission. In addition, Gilead makes estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses and related disclosures. Gilead bases its estimates on historical experience and on various other market-specific and other relevant assumptions that it believes to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ significantly from these estimates. You are urged to consider statements that include the words “may,” “will,” “would,” “could,” “should,” “might,” “believes,” “estimates,” “projects,” “potential,” “expects,” “plans,” “anticipates,” “intends,” “continues,” “forecast,” “designed,” “goal,” or the negative of those words or other comparable words to be uncertain and forward-looking. Gilead directs readers to its Quarterly Report on Form 10-Q for the quarter ended June 30, 2011 and other subsequent disclosure documents filed with the Securities and Exchange Commission and press releases. Gilead claims the protection of the Safe Harbor contained in the Private Securities Litigation Reform Act of 1995 for forward-looking statements. All forward-looking statements are based on information currently available to Gilead, and Gilead assumes no obligation to update any such forward-looking statements.

# # #

Truvada, Viread, Hepsera, Complera, Emtriva, AmBisome, Letairis, Cayston, and Ranexa are registered trademarks of Gilead Sciences, Inc.

Atripla is a registered trademark of Bristol-Myers Squibb & Gilead Sciences, LLC.

Tamiflu is a registered trademark of F. Hoffmann-La Roche Ltd.

For more information on Gilead Sciences, Inc., please visit www.gilead.com or call the Gilead Public Affairs Department at 1-800-GILEAD-5 (1-800-445-3235).

October 27, 2011	Page 6

GILEAD SCIENCES, INC.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(unaudited)

(in thousands, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2011	2010	2011	2010
Revenues:
Product sales	$2,065,859	$1,865,559	$5,969,025	$5,459,683
Royalty, contract and other revenues	55,801	72,097	215,982	491,050

Total revenues	2,121,660	1,937,656	6,185,007	5,950,733

Costs and expenses:
Cost of goods sold	531,989	477,584	1,539,963	1,373,539
Research and development	290,066	230,440	826,915	680,170
Selling, general and administrative	295,927	250,559	895,764	764,183

Total costs and expenses	1,117,982	958,583	3,262,642	2,817,892

Income from operations	1,003,678	979,073	2,922,365	3,132,841
Interest and other income, net	14,406	15,593	40,216	49,523
Interest expense	(43,097)	(33,620)	(130,420)	(68,339)

Income before provision for income taxes	974,987	961,046	2,832,161	3,114,025
Provision for income taxes	237,449	258,883	704,861	850,641

Net income	737,538	702,163	2,127,300	2,263,384
Net loss attributable to noncontrolling interest	3,586	2,713	11,192	8,454

Net income attributable to Gilead	$741,124	$704,876	$2,138,492	$2,271,838

Net income per share attributable to Gilead common stockholders - basic	$0.97	$0.85	$2.72	$2.61

Net income per share attributable to Gilead common stockholders - diluted	$0.95	$0.83	$2.66	$2.55

Shares used in per share calculation - basic	767,033	833,006	787,272	871,887

Shares used in per share calculation - diluted	781,312	847,228	802,762	890,216

October 27, 2011	Page 7

GILEAD SCIENCES, INC.

RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL INFORMATION

(unaudited)

(in thousands, except percentages and per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2011	2010	2011	2010
Cost of goods sold reconciliation:
GAAP cost of goods sold	$531,989	$477,584	$1,539,963	$1,373,539
Acquisition-related amortization of inventory mark-up	—	—	—	(7,020)
Acquisition-related amortization of purchased intangibles	(17,407)	(14,981)	(52,222)	(44,946)
Stock-based compensation expenses	(2,234)	(2,728)	(7,765)	(8,548)

Non-GAAP cost of goods sold	$512,348	$459,875	$1,479,976	$1,313,025

Product gross margin reconciliation:
GAAP product gross margin	74.3%	74.4%	74.3%	74.9%
Acquisition-related amortization of inventory mark-up	—	—	—	0.1%
Acquisition-related amortization of purchased intangibles	0.8%	0.8%	0.9%	0.8%
Stock-based compensation expenses	0.1%	0.1%	0.1%	0.2%

Non-GAAP product gross margin (1)	75.3%	75.4%	75.3%	76.0%

Research and development expenses reconciliation:
GAAP research and development expenses	$290,066	$230,440	$826,915	$680,170
Acquisition-related transaction costs	—	—	(446)	—
Acquisition-related remeasurement of contingent consideration	(1,616)	—	(1,198)	—
Restructuring expenses	(806)	(6,315)	(1,360)	(10,545)
Stock-based compensation expenses	(18,389)	(20,946)	(54,529)	(62,536)

Non-GAAP research and development expenses	$269,255	$203,179	$769,382	$607,089

Selling, general and administrative expenses reconciliation:
GAAP selling, general and administrative expenses	$295,927	$250,559	$895,764	$764,183
Acquisition-related transaction costs	(535)	(387)	(1,278)	(387)
Restructuring expenses	(4,388)	(1,413)	(6,054)	(14,903)
Stock-based compensation expenses	(25,897)	(28,128)	(83,821)	(75,606)

Non-GAAP selling, general and administrative expenses	$265,107	$220,631	$804,611	$673,287

Operating margin reconciliation:
GAAP operating margin	47.3%	50.5%	47.2%	52.6%
Acquisition-related transaction costs	0.0%	0.0%	0.0%	0.0%
Acquisition-related amortization of inventory mark-up	—	—	—	0.1%
Acquisition-related amortization of purchased intangibles	0.8%	0.8%	0.8%	0.8%
Acquisition-related remeasurement of contingent consideration	0.1%	—	0.0%	—
Restructuring expenses	0.2%	0.4%	0.1%	0.4%
Stock-based compensation expenses	2.2%	2.7%	2.4%	2.5%

Non-GAAP operating margin (1)	50.7%	54.4%	50.6%	56.4%

Net income attributable to Gilead reconciliation:
GAAP net income attributable to Gilead	$741,124	$704,876	$2,138,492	$2,271,838
Acquisition-related transaction costs	535	388	1,724	388
Acquisition-related amortization of inventory mark-up	—	—	—	5,090
Acquisition-related amortization of purchased intangibles	13,172	10,951	39,225	32,680
Acquisition-related remeasurement of contingent consideration	1,213	—	900	—
Restructuring expenses	3,908	5,639	5,569	18,488
Stock-based compensation expenses	35,221	37,812	109,750	106,620

Non-GAAP net income attributable to Gilead	$795,173	$759,666	$2,295,660	$2,435,104

Diluted earnings per share reconciliation:
GAAP diluted earnings per share	$0.95	$0.83	$2.66	$2.55
Acquisition-related transaction costs	0.00	0.00	0.00	0.00
Acquisition-related amortization of inventory mark-up	—	—	—	0.01
Acquisition-related amortization of purchased intangibles	0.02	0.01	0.05	0.04
Acquisition-related remeasurement of contingent consideration	0.00	—	0.00	—
Restructuring expenses	0.01	0.01	0.01	0.02
Stock-based compensation expenses	0.05	0.04	0.14	0.12

Non-GAAP diluted earnings per share (1)	$1.02	$0.90	$2.87	$2.74

Shares used in per share calculation (diluted) reconciliation:
GAAP shares used in per share calculation (diluted)	781,312	847,228	802,762	890,216
Share impact of current stock-based compensation guidance	(2,096)	(2,208)	(2,007)	(1,621)

Non-GAAP shares used in per share calculation (diluted)	779,216	845,020	800,755	888,595

Non-GAAP adjustment summary:
Cost of goods sold adjustments	$19,641	$17,709	$59,987	$60,514
Research and development expenses adjustments	20,811	27,261	57,533	73,081
Selling, general and administrative expenses adjustments	30,820	29,928	91,153	90,896

Total non-GAAP adjustments before tax	71,272	74,898	208,673	224,491
Income tax effect	(17,223)	(20,108)	(51,505)	(61,225)

Total non-GAAP adjustments after tax	$54,049	$54,790	$157,168	$163,266

Note:

(1)	Amounts may not sum due to rounding

October 27, 2011	Page 8

GILEAD SCIENCES, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

	September 30, 2011	December 31, 2010
	(unaudited)	(Note 1)
Cash, cash equivalents and marketable securities	$5,482,116	$5,318,071
Accounts receivable, net	1,867,092	1,621,966
Inventories	1,337,751	1,203,809
Property, plant and equipment, net	761,190	701,235
Intangible assets	2,111,003	1,425,592
Other assets	1,080,746	1,321,957

Total assets	$12,639,898	$11,592,630

Current liabilities	$2,224,431	$2,464,950
Long-term liabilities	4,182,261	3,005,843
Stockholders’ equity (Note 2)	6,233,206	6,121,837

Total liabilities and stockholders’ equity	$12,639,898	$11,592,630

Notes:

(1)	Derived from audited consolidated financial statements at that date.
(2)	As of September 30, 2011, there were 756,094 shares of common stock issued and outstanding.

October 27, 2011	Page 9

GILEAD SCIENCES, INC.

PRODUCT SALES SUMMARY

(unaudited)

(in thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2011	2010	2011	2010
Antiviral products:
Atripla – U.S.	$501,576	$491,645	$1,474,580	$1,414,365
Atripla – Europe	254,957	222,727	775,167	661,424
Atripla – Other International	38,166	28,320	111,456	75,579

	794,699	742,692	2,361,203	2,151,368

Truvada – U.S.	357,660	325,545	1,011,837	969,884
Truvada – Europe	319,149	292,028	940,312	867,929
Truvada – Other International	67,918	51,168	176,990	130,409

	744,727	668,741	2,129,139	1,968,222

Viread – U.S.	87,712	82,431	240,420	239,225
Viread – Europe	82,927	72,489	245,062	216,636
Viread – Other International	22,248	29,343	61,517	85,260

	192,887	184,263	546,999	541,121

Hepsera – U.S.	14,170	19,055	42,809	60,090
Hepsera – Europe	18,223	25,095	60,293	87,021
Hepsera – Other International	3,238	3,369	9,281	9,866

	35,631	47,519	112,383	156,977

Complera – U.S.	19,044	—	19,044	—
Complera – Europe	—	—	—	—
Complera – Other	—	—	—	—

	19,044	—	19,044	—

Emtriva – U.S.	4,666	3,966	12,482	12,345
Emtriva – Europe	1,772	1,657	5,162	5,216
Emtriva – Other International	1,229	1,073	3,331	3,036

	7,667	6,696	20,975	20,597

Total Antiviral products – U.S.	984,828	922,642	2,801,172	2,695,909
Total Antiviral products – Europe	677,028	613,996	2,025,996	1,838,226
Total Antiviral products – Other International	132,799	113,273	362,575	304,150

	1,794,655	1,649,911	5,189,743	4,838,285

AmBisome	82,241	75,132	249,372	230,355
Letairis	78,954	60,446	214,765	176,293
Ranexa	81,983	60,312	236,353	172,015
Other products	28,026	19,758	78,792	42,735

	271,204	215,648	779,282	621,398

Total product sales	$2,065,859	$1,865,559	$5,969,025	$5,459,683